Exhibit 99.1

Blue Capital Reinsurance Holdings Ltd. Comments on Endurance Acquisition

HAMILTON, Bermuda — October 6, 2016 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Company”)

The Company’s Board of Directors reports that Endurance Specialty Holdings Ltd. (“Endurance”), the parent company of Blue Capital Management Ltd. (“Blue Capital”), the Company’s investment manager, announced on October 5, 2016 that it has entered into a definitive merger agreement pursuant to which it will be acquired by Sompo Holdings, Inc. (subject to the satisfaction of certain conditions). The Company does not anticipate any changes in the management of Blue Capital and all members of the Endurance Executive Team have agreed to continue in their current roles following the acquisition for at least five years.

About Blue Capital

The Company, through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions and operations and other management services are provided to Blue Capital by subsidiaries of Endurance Specialty Holdings Ltd. (NYSE:ENH), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in Blue Capital’s public filings with the Securities and Exchange Commission or at www.bcapre.bm.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

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